                                                      --------------------------
                                                            OMB APPROVAL
                                                      OMB Number:      3235-0145
                                                      Expires:  October 31, 2002
                                                      Estimated average burden
                                                      hours per response    14.9
                                                      --------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. _ )*

                           Rural Cellular Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    781904107
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Cynthia Clarfield Hess
                                Perkins Coie LLP
                                101 Jefferson Drive
                                Menlo Park, California
                                94025-1114
                                (650) 838-4300
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  March 1, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


                         (Continued on following pages)

                              (Page 1 of 17 Pages)


------------

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                               (AMENDMENT NO.   )

CUSIP NO. 781904107

--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Kevin Douglas
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4      United States

--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   Shared Voting Power          610,000
     OWNED BY
       EACH         ------------------------------------------------------------
    REPORTING       7   Sole Dispositive Power              -0-
      PERSON        ------------------------------------------------------------
       WITH         8   Shared Dispositive Power            610,000
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      610,000
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  5.5% (1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------

(1) Calculated based on 11,157,542 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of November 1, 2001, as reported in its amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

                                  SCHEDULE 13G
                               (AMENDMENT NO.   )

CUSIP NO. 781904107

--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Douglas Family Trust (1)
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a)  [ ]
                  (b)  [X]  Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4      California
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   Shared Voting Power          610,000
     OWNED BY
       EACH         ------------------------------------------------------------
    REPORTING       7   Sole Dispositive Power       -0-
      PERSON        ------------------------------------------------------------
       WITH         8   Shared Dispositive Power     610,000
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      610,000
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  5.5% (2)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     OO
--------------------------------------------------------------------------------

(1) James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are trustees.

(2) Calculated based on 11,157,542 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of November 1, 2001, as reported in its amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

                                  SCHEDULE 13G
                               (AMENDMENT NO.   )

CUSIP NO. 781904107

----------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          James Douglas and Jean Douglas Irrevocable Descendants' Trust (1)
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a)  [ ]
                  (b)  [X]  Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4      California
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   Shared Voting Power          610,000
     OWNED BY
       EACH         ------------------------------------------------------------
    REPORTING       7   Sole Dispositive Power       -0-
      PERSON        ------------------------------------------------------------
       WITH         8   Shared Dispositive Power     610,000
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      610,000
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  5.5% (2)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     OO
--------------------------------------------------------------------------------

(1)     Kevin Douglas and Michelle Douglas, husband and wife, are trustees.

(2) Calculated based on 11,157,542 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of November 1, 2001, as reported in its amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

                                  SCHEDULE 13G
                               (AMENDMENT NO.   )

CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          James E. Douglas, III
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4      United States
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   Shared Voting Power          610,000
     OWNED BY
       EACH         ------------------------------------------------------------
    REPORTING       7   Sole Dispositive Power       -0-
      PERSON        ------------------------------------------------------------
       WITH         8   Shared Dispositive Power     610,000
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      610,000
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  5.5% (1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------


(1) Calculated based on 11,157,542 shares of Rural Cellular Corporation's Class A Common stock outstanding as of November 1, 2001, as reported in its amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

                                  SCHEDULE 13G
                               (AMENDMENT NO.   )


CUSIP NO. 781904107
--------------------------------------------------------------------------------
          Names of Reporting Persons
   1      I.R.S. Identification Nos. of above persons (entities only)
          Cynthia Douglas
--------------------------------------------------------------------------------
          Check the Appropriate Box if a Member of a Group (See Instructions)
   2              (a) [ ]
                  (b) [X] Joint Filing
--------------------------------------------------------------------------------
   3      SEC Use Only

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4      United States
--------------------------------------------------------------------------------
    NUMBER OF       5   Sole Voting Power            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   Shared Voting Power          610,000
     OWNED BY
       EACH         ------------------------------------------------------------
    REPORTING       7   Sole Dispositive Power       -0-
      PERSON        ------------------------------------------------------------
       WITH         8   Shared Dispositive Power     610,000
--------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9      610,000
--------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
--------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)  5.5% (1)
--------------------------------------------------------------------------------
          Type of Reporting Person
   12     IN
--------------------------------------------------------------------------------

(1) Calculated based on 11,157,542 shares of Rural Cellular Corporation's Class A Common Stock outstanding as of November 1, 2001, as reported in its amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

ITEM 1.

        (a)    Name of Issuer:
               Rural Cellular Corporation

        (b)    Address of Issuer's Principal Executive Offices:
               PO Box 2000
               3905 Dakota Street SW
               Alexandria, Minnesota  56308

ITEM 2.

        (1)(a) NAME OF PERSONS FILING:
               Kevin Douglas
               James E. Douglas, III
               Cynthia Douglas

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               1101 Fifth Avenue, Suite 360
               San Rafael, California  94901

        (c)    CITIZENSHIP:
               United States

        (d)    TITLE OF CLASS OF SECURITIES:
               Class A Common Stock, $0.01 par value per share

        (e)    CUSIP NUMBER:
               781904107

        (2)(a) NAME OF PERSONS FILING:
               Douglas Family Trust
               James Douglas and Jean Douglas Irrevocable Descendants' Trust

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               1101 Fifth Avenue, Suite 360
               San Rafael, California  94901

        (c)    CITIZENSHIP:
               California

        (d)    TITLE OF CLASS OF SECURITIES:
               Class A Common Stock, $0.01 par value per share

        (e)    CUSIP NUMBER:
               781904107

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

        (a)    [ ]    Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

        (b)    [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

        (c)    [ ]    Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

        (d)    [ ]    Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

        (e)    [ ]    An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

        (f)    [ ]    An employee benefit plan or endowment fund in accordance
                      with Section 240.13d- 1(b)(1)(ii)(F);

        (g)    [ ]    A parent holding company or control person in accordance
                      with Section 240.13d- 1(b)(1)(ii)(G);

        (h)    [ ]    A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]    A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)    [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

        Not Applicable

ITEM 4. OWNERSHIP

        Reference is made to Rows 5-9 and 11 of each of the cover pages of this
Schedule 13G, which Rows are incorporated by reference herein. According to Rural Cellular Corporation's amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2001, as filed with the Securities and Exchange Commission on December 28, 2001, there were 11,157,542 shares of its Class A Common Stock outstanding as of November 1, 2001. As of the date of filing of this Schedule 13G, the following reporting persons hold directly the following number of shares of Rural Cellular Corporation's Class A Common Stock:


                                         CLASS A COMMON STOCK
REPORTING PERSON                            DIRECTLY HELD
----------------                         --------------------
Kevin Douglas                                 243,700
Douglas Family Trust                          206,300
James Douglas and Jean Douglas
Irrevocable Descendants' Trust                 80,000
James E. Douglas, III                          40,000
Cynthia Douglas                                40,000
                                              -------
Total                                         610,000


        Each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule 13G shall not be construed as an admission by any reporting person that such person is a beneficial owner of any securities other than those directly held by such person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  March 11, 2002               /s/ Kevin Douglas
                                            -------------------
                                            Kevin Douglas

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  March 11, 2002          DOUGLAS FAMILY TRUST



                                       By: /s/ James E. Douglas, Jr.
                                          ----------------------------------
                                               James E. Douglas, Jr.
                                       Title:  Trustee

                                       By: /s/ Jean A. Douglas
                                          ----------------------------
                                               Jean A. Douglas
                                       Title:  Trustee

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  March 11, 2002               JAMES DOUGLAS AND JEAN DOUGLAS
                                            IRREVOCABLE DESCENDANTS' TRUST



                                            By: /s/ Kevin Douglas
                                               --------------------------
                                                    Kevin Douglas
                                            Title: Trustee

                                            By: /s/ Michelle Douglas
                                               -----------------------------
                                                    Michelle Douglas
                                            Title: Trustee

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  March 11, 2002               /s/ James E. Douglas, III
                                            ---------------------------
                                            James E. Douglas, III

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  March 11, 2002                /s/ Cynthia Douglas
                                            ---------------------
                                            Cynthia Douglas

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

        This Joint Filing Agreement (this "Agreement") hereby confirms the agreement by and among all of the undersigned that the Schedule 13G to which this Agreement is attached as Exhibit A with respect to the beneficial ownership of the undersigned of shares of Rural Cellular Corporation's Class A Common Stock, $0.01 par value per share, is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Date:  March 11, 2002               /s/ Kevin Douglas
                                            -------------------
                                            Kevin Douglas

        Date:  March 11, 2002               DOUGLAS FAMILY TRUST



                                            By: /s/ James E. Douglas, Jr.
                                               --------------------------------
                                                    James E. Douglas, Jr.
                                            Title: Trustee

                                            By: /s/ Jean A. Douglas
                                               --------------------------------
                                                    Jean A. Douglas
                                            Title: Trustee

        Date:  March 11, 2002               JAMES DOUGLAS AND JEAN DOUGLAS
                                            IRREVOCABLE DESCENDANTS' TRUST


                                            By: /s/ Kevin Douglas
                                               --------------------------------
                                                    Kevin Douglas
                                            Title: Trustee

                                            By: /s/ Michelle Douglas
                                               --------------------------------
                                                    Michelle Douglas
                                            Title: Trustee

        Date:  March 11, 2002               /s/ James E. Douglas, III
                                               --------------------------------
                                            James E. Douglas, III



        Date:  March 11, 2002               /s/ Cynthia Douglas
                                               --------------------------------
                                            Cynthia Douglas